Exhibit (b) (vi) under Form N-1A

                                           Exhibit 3(ii) under Item 601/Reg. S-K





                                  WesMark Funds



                                  Amendment #6

                                 to the By-Laws



                          Effective September 27, 2004



         Insert the following into Article II, Power and Duties of Trustees and Officers, and renumber Section 10 as Section 11:



Section 10. Chief Compliance Officer. The Chief Compliance Officer shall be responsible for administering the Trust's policies and procedures approved by the Board under Rule 38a-1 of the Investment Company Act of 1940. Notwithstanding any other provision of these By-Laws, the designation, removal and compensation of Chief Compliance Officer are subject to Rule 38a-1 under the Investment Company Act of 1940.